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                                                                     Exhibit 4.3

                                                       September 11, 1995
                                                       New York, New York




Paramount Capital, Inc.
375 Park Avenue
Suite 1501
New York, New York  10152


Dear Sirs:

          Xytronyx, Inc., a Delaware corporation (the "Company"), hereby confirms its agreement to retain Paramount Capital, Inc. (the "Placement Agent") on an exclusive basis to introduce the Company to and to procure subscriptions from certain "accredited investors" (as defined in Regulation D under the Securities Act of 1933, as amended) as prospective purchasers of units (the "Units") of the Company at a purchase price of $100,000, with each "Unit" consisting of (a) 80,000 shares of Common Stock, par value $.02, of the Company (the "Common Stock") and (b) 100,000 warrants to purchase 100,000 shares of Common Stock at an exercise price of $1.00 and exercisable for a period of ten years from the date of issuance (the "Warrants"). The sale to such purchasers (the "Offering") will be made through a private placement by the Placement Agent (or its designated selected dealers which will be bound by agreements substantially the same as contained herein for the Placement Agent) on a "best efforts" basis, pursuant to separate purchase agreements (the "Purchase Agreements") in accordance with the applicable laws of the United States and pursuant to the following procedures and terms and conditions:

          1. (a) The Company will make available to each prospective purchaser at a reasonable time prior to the purchase of the Units the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Offering and the opportunity to obtain additional information necessary to verify the accuracy of the documents delivered in connection with the purchase of the Units (such documents, collectively with the Purchase Agreements, the "Offering Documents") to the extent it possesses such information or can acquire it without unreasonable effort or expense. After the Offering Documents have been reviewed by investors, and they have had the opportunity to address all inquiries to the Company, separate Purchase Agreements will be completed with each prospective investor. The Company covenants that it will perform all of its agreements set forth in the Purchase Agreements and that the Placement Agent may rely on the representations and warranties granted each purchaser in the Purchase Agreements which representations and warranties are hereby incorporated herein by this reference.

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          (a) The Offering Documents, as of their respective dates, do and will
(i) describe the material aspects of an investment in the Company, (ii) contain information and material required by Regulation D for sale to accredited investors, as defined in Regulation D and (iii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the Offering or other termination of this Agreement any event shall occur as a result of which it becomes necessary to amend or supplement any of the Offering Documents so that they do not include any untrue statement of any material fact or omit to state any material fact necessary in order to make statements therein, in the light of the circumstances then existing, not misleading, the Company will promptly notify the Placement Agent and will supply the Placement Agent with amendments or supplements correcting such statement or omission. The Company acknowledges that the Placement Agent has not supplied any information for inclusion in the Offering Documents other than information furnished in writing to the Company by the Placement Agent specifically for inclusion in the Offering Documents, that the Placement Agent has not independently verified any of the information contained in the Offering Documents and that the Placement Agent has no responsibility for the accuracy or completeness of the Offering Documents.

          (b) The Company will use its best efforts to qualify, or perfect the exemption of, the Units for offer and sale in those states reasonably designated by the Placement Agent.

          (c) The Company will (i) if required by the Placement Agent cause the Company's independent public accountants to address and deliver to the Company and the Placement Agent a letter or letters (which letters are frequently referred to as "Comfort Letters") dated as of the date of of each closing and the Closing Date (as defined below) and the effective date (the "Effective Date") of the registration statement required to be filed in connection with the Purchase Agreements (the "Registration Statement"); and (ii) at each closing and on the Closing Date and the Effective Date, cause counsel to the Company to deliver an opinion to the Placement Agent (stating that each of the purchasers may rely thereon as though addressed directly to such purchaser) in a form reasonably satisfactory to the Placement Agent and its counsel.

          (d) The Company hereby represents and warrants to the Placement Agent that from and after the date hereof and until the Closing Date, the Company, including its officers and its agents, will not (i) enter into an agreement with any person other than the Placement Agent for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by the Company of any securities of the Company and (ii) purchase or sell, contract to purchase or sell, or otherwise acquire or dispose of or issue any equity or convertible securities of the Company.

          (e) So long as the Registration Statement is effective covering the resale of the Common Stock and the Common Stock issuable upon conversion of the Warrants, the Company will furnish to the Placement Agent all information which

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the Company undertakes to provide to the purchasers pursuant to the Purchase
Agreements.

          (f) The warrants to purchase Common Stock to be issued to the Placement Agent in consideration of the sale of the Units hereunder (the "Placement Warrants") have been duly authorized for issuance and sale and, upon issuance and payment therefor, will be duly executed, issued and delivered and will constitute a valid and legally binding obligation of the Company enforceable in accordance with their terms (subject to the availability and enforceability of equitable remedies, and to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally). The Company has reserved for issuance upon conversion of the Placement Warrants such number of its authorized but unissued shares of Common Stock deliverable upon exercise of the Placement Warrants as will be sufficient to permit the exercise in full of the Placement Warrants.

          (g) The Company is duly organized and validly existing and in good standing as a corporation under the laws of the State of Delaware. This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due execution and delivery of this Agreement by the Placement Agent, this Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms (subject to the availability and enforceability of equitable remedies, and to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally); the performance of this Agreement and the Placement Warrants and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, material lease, contract or other agreement or instrument to which the Company is a party or by which the Company or any of its property is bound, or under the Restated Certificate of Incorporation or By-Laws of the Company or under any statute or under any order, rule or regulation applicable to the Company or its business or property or approval of any court or other governmental agency or body is required for the consummation by the Company of the transactions on its part herein or therein contemplated, except such as may be required under the Securities Act of 1933, as amended (the "Act") or under state securities or blue sky laws.

          (h) In connection with the Offering, the Company will not engage in any action or actions which would cause the Offering not to be in compliance with applicable federal and state securities laws so as to preserve the exemption provided in Section 4(2) of the Act and any applicable rules or regulations promulgated thereunder or under such state securities laws and will not make any offers to sell Units to, or solicit offers to subscribe for any Units from, persons in states where the Offering and the Units have not been qualified or exempted under the applicable state securities statute.

          (i) There is no material litigation, governmental or other proceeding, pending or, to the best of the the Company's knowledge, threatened against the Company or any controlling person of the Company that involves allegations of improper or illegal conduct under federal or state laws.

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          2. (a) The Placement Agent is duly organized an validly existing and in good standing as a corporation under the laws of the State of New York with full and adequate power and authority to enter into and perform this Agreement.

          (b) In Offering the Units the Placement Agent will deliver (or direct the Company to deliver) to each prospective purchaser, prior to accepting any subscription from such prospective purchaser, the Offering Documents, and will not offer any of the Units for sale, or solicit any offers to subscribe for any Units, or otherwise approach or negotiate with any person in respect of the Units, on the basis of any written information except the Offering Documents and any cover or transmittal letter therefor, and any other documents approved for such use by the Company or counsel to the Company. The Placement Agent will cooperate with the Company in the preparation of the Offering Documents, will exercise reasonable care to ensure that prospective purchasers for Units are not underwriters within the meaning of Section 2(11) of the Act and will not engage in a general solicitation or employ general advertising in connection with the Offering.

          (c) The Placement Agent will conduct the Offering in compliance with applicable federal and state securities laws so as to preserve the exemption provided in Section 4(2) of the Act and any applicable rules or regulations promulgated thereunder or under such state securities laws and will make offers to sell Units to, or solicit offers to subscribe for any Units from, persons in only those states where the Company has informed the Placement Agent in writing that the Offering and the Units have been qualified, or the Company has determined that an exemption from such qualification is available, under the applicable state securities statute. The Placement Agent will accept subscriptions only from persons that the Placement Agent reasonably believes are "accredited investors" (as defined in Regulation D under the Securities Act of 1933, as amended). The final acceptance of any subscription shall be made only after the Company has reviewed the Purchase Agreement and agreed to such final acceptance.

          (d) The Placement Agent will maintain a record for the period specified in Rule 17a-4 promulgated by the Securities and Exchange Commission (the "Commission") under the Act, or such longer period, if any, required by relevant state regulatory authorities, of all information obtained by the Placement Agent indicating that prospective purchasers for Units meet applicable suitability standards and at each closing the Placement Agent will deliver to the Company the original copies of all accepted Purchase Agreements and have no reason to believe that said information and the representations of each Purchaser as set forth in the Purchase Agreement executed thereby are untrue.

          (e) The Placement Agent is, and at each closing will be, a securities broker-dealer registered with the Commission and any jurisdiction where broker-dealer registration is required in order to offer and sell the Units and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD").

          (f) There is no material litigation, governmental or NASD proceeding, pending or, to the best of the Placement Agent's knowledge, threatened against the Placement Agent or any controlling person of the Placement Agent that

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involves allegations of improper or illegal conduct under federal or state securities laws.

          (g) The Placement Agent will handle, transmit and deposit all funds from the sale of Units in accordance with the requirements of Rule 15c-2(4) promulgated under the Act.

          3. (a) Ten (10) Units ($1,000,000) are being offered on a "best efforts, all or none" basis, and an additional fifteen (15) Units ($1,500,000) are being offered on a "best efforts" basis. The terms of the Offering will be as described in the Offering Documents.

          (a) A closing or closings of the Offering will occur no later than sixty (60) days following completion of the Offering Documents (to be prepared by the Company with the assistance of the Placement Agent), subject to extension at the option of the Agent for up to an additional sixty (60) days (the "Closing Date"). If the initial closing is for subscriptions aggregating less than twenty-five Units, then subsequent closings will be held until the Closing Date or until the receipt of twenty-five Units, whichever is earlier. In the event that valid subscriptions for at least $1,000,000 of Units are not received by the Closing Date, subscriptions will be released from escrow and returned to customers, together with interest, if any.

          (b) In consideration of your services hereunder, the Company shall deliver to you and/or your designees: (i) an advance nonrefundable retainer of $30,000 (creditable against the Expense Allowance, as defined below), (ii) cash commissions equal to 9% of the price of the Units issued in the Offering (the "Selling Commissions"), (iii) a non-accountable expense allowance equal to 4% of the price of the Units issued in the Offering (the "Expense Allowance") and (iv) Placement Warrants to acquire a number of newly issued Units equal to 12.5% of the Units issued in the Offering, exercisable for a period of ten years at 110% of the price per Unit sold to investors in the Offering, and will provide for a cashless exercise feature. In addition, Paramount will receive a commission of 6% of the gross proceeds received from the exercise of the Warrants. The Selling Commissions and the Expense Allowance shall be paid, by the Company to the Placement Agent, through the escrow agent, substantially simultaneously with the transfer of proceeds of the subscriptions from investors to the Company, all in accordance with terms of the escrow agreement to be entered into between the Company, the Placement Agent and the escrow agent.

          (c) The Company agrees that the Selling Commissions, Expense Allowance and Placements Warrants as set forth above will apply to investors introduced to the Company by Paramount who invest in the Company (other than in a public offering) during the twelve months following the Closing Date or earlier termination of this Agreement by the Company pursuant to paragraph 6(d) below. In addition, upon the closing of the Offering, the Company and Paramount will enter into an engagement agreement whereby Paramount will act as the Company's non-exclusive financial advisor to assist the Company in identifying and negotiating one or more corporate or strategic alliances. Such engagement agreement will provide that Paramount receive a monthly retainer of $2,500 (minimum engagement of twelve months), out-of-pocket expenses and standard


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success fees on corporate partners first introduced to the Company by the
Placement Agent.

          (d) The Company agrees that it will pay all legal and other costs associated with the preparation of the Offering Documents, including but not limited to, the costs of preparing and reproducing the Offering Documents, the legal fees of qualifying the Offering under the blue sky laws pursuant to
Section 1(c) above and the cost of maintaining the escrow account (estimated to be approximately $5,000). The Placement Agent will be responsible for its own legal fees and other expenses, except as provided herein.

          4. Indemnification.  (a)  The Company agrees to indemnify and hold
             ---------------
harmless the Placement Agent, the Placement Agent's directors, officers, employees and agents and each person who controls the Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, joint or several, to which the Placement Agent or any of them may become subject under the Act, the Exchange Act, any other Federal or state statutory law or regulation or at common law or otherwise and to reimburse the persons indemnified as above for any legal or other expenses (including the cost of any investigation and preparation) incurred by them in connection with any litigation or threatened litigation, whether or not resulting in any liability, to the extent arising out of, or based upon, (i) any untrue statement of a material fact contained in the Offering Documents or in any application or other document executed by the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to register or qualify the Units under the securities laws thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) a claim to the extent resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or (iii) the employment by the Company of any device, scheme or artifice to defraud, or the engaging by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit, or any conspiracy with respect thereto, in which the Company shall participate, in connection with the issuance and sale of any of the Units; provided, however,
                                                           --------  -------
that the Company's obligations to indemnify hereunder shall not be applicable to any liability based on an untrue statement or omission which was made in reliance upon and in conformity with information furnished in writing to the Company by the Placement Agent specifically for inclusion in the Offering Documents. The Company agrees to pay any legal and other expenses for which it is liable under this subsection (a) from time to time (but not more frequently than monthly) within thirty (30) days after its receipt of a bill therefor. The Company also agrees that the Placement Agent shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the engagement of the Placement Agent hereunder except for any such losses, claims, damages, liabilities or actions that it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or wilful misconduct of the Placement Agent; provided, however, that in no event
                                          --------  -------
shall the Placement Agent be liable pursuant to this paragraph 4(a) for any amount in excess of the Selling Commissions paid to the Placement Agent.

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          (a) The Placement Agent agrees to indemnify and hold harmless the
Company, the Company's directors, officers, employees and agents and each person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and each and all of them, to the same extent as the foregoing indemnity from the Company to the Placement Agent, but only with reference to information furnished in writing to the Company by the Placement Agent specifically for inclusion in the Offering Documents.

          (b) If any action is brought against a person entitled to indemnification pursuant to the foregoing subsections (a) and (b) (an "indemnified party") in respect of which indemnity may be sought against a person granting indemnification (an "indemnifying party") pursuant to such subsection, such indemnified party shall promptly notify such indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party of any such action shall not release the indemnifying party from any liability it may have to such indemnified party on account of the indemnity agreement contained in subsections (a) and (b) of this Section 4 unless the indemnifying party does not otherwise learn of such action and the indemnifying party as a result thereof is prejudiced thereby and then solely to the extent of such prejudice. In case any such action is brought against an indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party against which a claim is to be made will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include
       --------  -------
both the indemnified party and the indemnifying party and the indemnified party reasonably determines that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select one separate counsel to assume such legal defenses and otherwise to participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnifying party within reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party, but in no event shall the indemnifying party be liable for the legal and other expenses incurred in connection with the retention of more than one separate counsel for all indemnified parties for any such action. An indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent.

          (c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in subsections (a) and (b) of this Section 4 is unavailable to an, or insufficient to hold harmless any, indemnified party for any reason, the Company and, subject to the

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limitations set forth below, the Placement Agent shall, in lieu of indemnification, contribute to the aggregate losses, claims, damages and liabilities, of the nature contemplated by said indemnity agreement, incurred by the Company and the Placement Agent, in such proportions as are applicable to reflect the relative benefits received by the Company on the one hand and the Placement Agent on the other hand from the offering of the Units; provided,
                                                                  --------
however, that if such allocation is unavailable for any reason, then the
-------
relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages and liabilities and other relevant equitable considerations will be considered together with such relative benefits. The relative benefits received by the Company on the one hand and the Placement Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the sale of Units (net of the Selling Commissions paid to the Placement Agent but before deducting expenses) received by the Company from purchasers arranged by the Placement Agent bears to the Selling Commissions paid to the Placement Agent with respect to such purchasers. The relative fault shall be determined by reference to, among other things, whether in the case of an untrue statement or alleged omission to state a material fact, such statement or omission relates to information supplied by the Company or the Placement Agent and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid or payable by the indemnified party as a result of the losses, claims, damages or liabilities referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against or appearing as a third party witness in any such action or claim. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Act shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this subsection (d), each person, if any, who controls the Placement Agent or the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and each of the Placement Agent's or the Company's directors, officers, employees and agents shall have the same rights to contribution as the Placement Agent and the Company as the case may be.

          (d) Notwithstanding the provisions of this Agreement, the aggregate indemnification or contribution of the Placement Agent for or on account of any losses, claims, damages, liabilities or actions shall not exceed the Selling Commissions paid to the Placement Agent. The respective indemnity and contribution agreements by the Company and the Placement Agent contained in subsections (a), (b), (c) and (d) of this Section 4, and the covenants, representations and warranties of the Company and the Placement Agent set forth in Sections 1, 2 and 3 shall remain operative and in full force and effect regardless of (i) any investigation made by the Placement Agent, on the Placement Agent's behalf or by or on behalf of any person who controls the Placement Agent, the Company or any controlling person of the Company or any director or officer of the Company, (ii) acceptance of any of the Units and payment therefor or (iii) any termination of this Agreement, and shall survive the delivery of the Units, and any successor of the Placement Agent or of the Company or of any person who controls the Placement Agent or the Company, as the case may be, shall be entitled to the benefit of such respective indemnity and contribution agreements. The respective indemnity and contribution agreements by the Company and the Placement Agent contained in subsections (a), (b), (c)

                                       8
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and (d) of this Section 4 shall be in addition to any liability which the
Company and the Placement Agent may otherwise have.

          5. Notices:  (a)    All communications hereunder, except as herein
             -------
otherwise specifically provided, shall be in writing and if sent shall be mailed and delivered to the Placement Agent at the address listed above, Attention:
Michael S. Weiss and to the Company at 6555 Nancy Ridge Drive, Suite 200, San Diego, California 92121, Attention: Chief Executive Officer.

          (a) Notice shall be deemed to be given when it is delivered, or two days after it is mailed, as provided in subsection (a) of this Section 5.

          6. Miscellaneous.  (a)   This Agreement shall inure solely to the
             -------------
benefit of, and shall be binding upon you, the Company and each person entitled to indemnification or contribution under Section 4 hereof, and their respective successors, heirs, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

          (a) This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and no waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

          (b) Nothing contained herein or otherwise shall create a partnership or joint venture between you and the Company.

          (c) Subject to the Company's obligation pursuant to Section 3(d) and the general survival provisions of Section 4(e), this Agreement may be terminated by either party upon written notice to the other party.

          (d) This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, regardless of laws that might be applicable under principles of conflicts of laws.

                                       9
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          If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this shall constitute a binding agreement between us.


                                         XYTRONYX, INC.



                                         By:_____________________________
                                            Name:  Mr. Larry O. Bymaster
                                            Title:  Chief Executive Officer


Agreed to by:

PARAMOUNT CAPITAL, INC.



By:_________________________________
   Name:  Lindsay A. Rosenwald, M.D.
   Title:  Chairman

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